Exhibit 99.1


                 PerkinElmer Announces Q3 2005 Results

    BOSTON--(BUSINESS WIRE)--Oct. 25, 2005--PerkinElmer, Inc. (NYSE:
PKI)

    --  EPS from Continuing Operations up 43%, Exceeds Forecast

    --  Health Sciences Revenue Growth of 8%

    --  Operating Margin up 180 Basis Points

    --  Increases 2005 Full Year EPS Guidance

    PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences, today announced GAAP earnings per share from continuing operations of $.20 on revenue of $361.9 million for the third quarter ended October 2, 2005. This third quarter EPS represents an increase of 43% over GAAP earnings per share of $.14 in the third quarter of 2004.
    Third quarter 2005 income from discontinued operations, representing the results of the Company's Fluid Sciences business segment, was $.04 per share. Total EPS from continuing and discontinued operations for the third quarter of 2005, excluding intangibles amortization expense of $7.4 million or approximately $.04 per share, was $.28 per share. The adjusted earnings per share of $.28 exceeded the Thomson First Call(TM) consensus estimate of $.27 for the third quarter of 2005, and also exceeded the Company's forecasted range of $.26 to $.27 for the quarter.
    Third quarter 2005 revenue of $361.9 million increased 6% over the third quarter of 2004. Revenue growth was 6% in Life and Analytical Sciences and 5% in Optoelectronics. Third quarter 2005 revenue from Health Sciences end markets, representing 81% of total revenues for the quarter, increased 8% over the same period of 2004, driven primarily by continued strong revenue growth in the Company's genetic screening, medical imaging, environmental and service businesses. Third quarter 2005 revenue from Photonics end markets declined just under 1% compared to the same period of 2004 as declines in lithography revenues offset growth in specialty lighting and sensors.
    GAAP operating profit for the third quarter of 2005 was $40.7 million, up 26% over the third quarter of 2004. Operating profit excluding intangibles amortization of $7.2 million was $47.9 million for the third quarter of 2005, or 13.2% as a percentage of revenue for the quarter. This represents an increase of 170 basis points compared to the same period of last year, as gross margins increased 160 basis points due to higher volume and productivity gains.
    "We were pleased to deliver strong revenue and earnings growth during the quarter, with excellent performance in our key growth platforms of genetic screening, medical imaging and service," said Gregory L. Summe, Chairman and CEO of the Company. "Strategically, with the recent announcement of our plan to divest our Fluid Sciences business segment, we continue to reposition the portfolio and narrow our focus around higher growth end markets. Our investments going forward will be centered around opportunities in Health Sciences and Photonics end markets that drive long-term growth," added Summe.
    The Company generated operating cash flow of $23.2 million in the third quarter of 2005. Free cash flow for the third quarter of 2005, defined as operating cash flow of $23.2 million less capital expenditures of $6.6 million, was $16.6 million for the third quarter of 2005. For the nine months ended October 2, 2005, free cash flow was $107.3 million, comprised of operating cash flow of $123.5 million less capital expenditures of $16.2 million for the period. The Company is forecasting full year 2005 free cash flow from continuing and discontinued operations of at least $180 million.

    Financial overview by reporting segment:

    Life and Analytical Sciences reported revenue of $259.1 million for the third quarter of 2005, up 6% from revenue of $243.7 million in the third quarter of 2004, driven primarily by revenue growth in the Company's genetic screening, service and environmental businesses. Revenue growth during the third quarter of 2005 excluding the effects of foreign exchange was 6%.
    The segment's GAAP operating profit for the third quarter of 2005 was $26.7 million. The segment's operating profit for the third quarter of 2005, excluding intangibles amortization, was $33.2 million, or 12.8% of revenues, representing an increase of 230 basis points over the same period of 2004.
    Optoelectronics reported revenue of $102.8 million for the third quarter of 2005, an increase of 5% from revenue of $97.9 million for the third quarter of 2004, with growth in medical imaging and specialty lighting partially offset by revenue declines in lithography. Revenue growth during the third quarter of 2005 excluding the effects of foreign exchange and acquisitions was 2%.
    The segment's GAAP operating profit for the third quarter of 2005 was $20.3 million. The segment's operating profit for the third quarter of 2005, excluding intangibles amortization, was $20.9 million, or 20.4% of revenues, representing an increase of 200 basis points over the same period of 2004.

    Discontinued Operations

    In October 2005, the Company announced its intention to divest its Fluid Sciences business segment to increase the strategic focus on its higher-growth Health Sciences and Photonics end markets. Therefore, the results of operations for the segment have been reported as discontinued operations in this press release and in the attachments to this release.
    Fluid Sciences reported revenue of $58.3 million for the third quarter of 2005, down 5% compared to the same period of 2004. Revenue growth in aerospace was offset by a decline in semiconductor revenues. The segment's GAAP operating profit for the third quarter of 2005 was $9.1 million. The segment's operating profit for the third quarter of 2005, excluding intangibles amortization, was $9.4 million, or 16.1% of revenues.

    Financial Guidance

    The Company projects fourth quarter 2005 total GAAP earnings from continuing and discontinued operations of between $.36 and $.38 per share. Excluding the impact of intangibles amortization of $.03 per share, the Company projects earnings per share of between $.39 and $.41 for the fourth quarter of 2005.
    The Company increased its forecast for full year total 2005 GAAP earnings from continuing and discontinued operations to a range between $.98 and $1.00 per share. Excluding the impact of intangibles amortization and the second quarter 2005 tax benefit and restructuring charges, the Company increased its forecast for full year 2005 earnings per share to a range between $1.10 and $1.12.
    The fourth quarter and full year 2005 projections do not take into account any impact or gain from the planned divestitures of the Fluid Sciences business segment or the use of proceeds expected from the sales. The Company will provide an update on the effects of the divestitures on financial results once these transactions have closed.
    The Company will discuss its third quarter results in a conference call on October 25, 2005 at 5:30 p.m. Eastern Time (ET). To listen to the call live, please tune into the webcast via www.perkinelmer.com. A playback of this conference call will be available beginning 8:30 p.m. ET, Tuesday, October 25, 2005. The playback phone number is 617-801-6888 and the code number is 12412115.

    Use of Non-GAAP Financial Measures

    In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of earnings per share, operating profit and operating margin, in each case excluding amortization of acquisition-related intangible assets and restructuring charges. This press release also contains a non-GAAP financial measure of earnings per share excluding intangibles amortization, restructuring charges and a tax benefit. We exclude the amortization of acquisition-related intangibles, and, where applicable, the tax benefit and restructuring charges in calculating these non-GAAP measures because such items are outside of our normal operations. We believe that the inclusion of these non-GAAP financial measures in this press release also helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. PerkinElmer's management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision-making.
    This press release also contains a non-GAAP financial measure of free cash flow. We define free cash flow as our net cash provided by operating activities minus our capital expenditures. We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. Therefore, we believe that this measure may be similarly useful and informative to investors.
    The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

    Factors Affecting Future Performance

    This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, the planned divestiture of our Fluid Sciences business segment, and plans concerning business development opportunities. Words such as "believes," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation:
(1) our ability to consummate the sale of the Company's aerospace business, including obtaining regulatory approvals; (2) our ability to identify purchasers of the Company's semiconductor and fluid testing businesses, negotiate and consummate the sales of such businesses, including obtaining regulatory approvals; (3) economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries; (4) risks related to our failure to introduce new products in a timely manner; (5) the impact of our debt on our cash flow and investment opportunities: (6) our ability to comply with financial covenants contained in our credit agreements and our debt instruments: (7) a delay in resolution of the Company's tax audits and an adverse determination by the Internal Revenue Service with respect to the Company's tax audits; (8) cyclical downturns continuing to affect several of the industries into which we sell our products; (9) our ability to adjust our operations to address unexpected changes; (10) our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business; (11) the loss of any of our licenses that may require us to stop selling products or lose competitive advantage; (12) competition; (13) regulatory compliance; (14) regulatory changes; (15) our failure to obtain and enforce intellectual property protection; (16) our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets; (17) other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Other Information

    Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.
    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.7 billion in 2004, has 10,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.



                   PerkinElmer, Inc. and Subsidiaries
                           INCOME STATEMENTS


                            Three Months Ended    Nine Months Ended
                           ------------------- -----------------------
 (In thousands, except per 2-Oct-05  26-Sep-04  2-Oct-05    26-Sep-04
  share data)
-------------------------- --------- --------- ----------- -----------

 Sales                     $361,901  $341,601  $1,092,270  $1,028,396

 Cost of Sales              204,510   198,567     621,017     597,101
 Research and Development
  Expenses                   21,808    20,435      66,674      60,748
 In-Process Research and
  Development Charge              -         -         194           -
 Selling, General and
  Administrative Expenses    87,722    83,430     278,449     264,826
 Restructuring Charges,
  Net                             -         -      14,245           -
 Amortization of
  Intangible Assets           7,159     6,920      21,452      20,658
                           --------- --------- ----------- -----------

 Operating Income From
  Continuing Operations      40,702    32,249      90,239      85,063

 Extinguishment of Debt           -       345       6,210       1,877
 Interest Income               (489)     (615)     (1,778)     (1,452)
 Interest Expense             6,886     9,043      22,462      27,241
 Gains on Dispositions of
  Investments, Net             (400)        -      (5,844)          -
 Other Expense (Income),
  Net                            96      (743)        581        (932)
                           --------- --------- ----------- -----------

 Income From Continuing
  Operations Before Income
  Taxes                      34,609    24,219      68,608      58,329

 Provision for (Benefit
  From) Income Taxes          8,464     5,825      (3,151)     13,844
                           --------- --------- ----------- -----------

 Net Income From
  Continuing Operations      26,145    18,394      71,759      44,485

 Income From Discontinued
  Operations, Net of
  Income Taxes                5,500     5,889      13,337      14,102
 Gain (Loss) on
  Disposition of
  Discontinued Operations,
  Net of Income Taxes           188      (269)     (4,537)       (467)
                           --------- --------- ----------- -----------

 Net Income                 $31,833   $24,014     $80,559     $58,120
                           ========= ========= =========== ===========


 Diluted Earnings (Loss)
  Per Share:
 Continuing Operations        $0.20     $0.14       $0.55       $0.34

 Income From Discontinued
  Operations, Net of
  Income Taxes                 0.04      0.05        0.10        0.11
 Gain (Loss) on
  Disposition of
  Discontinued Operations,
  Net of Income Taxes             -         -       (0.04)          -
                           --------- --------- ----------- -----------

 Net Income                   $0.24     $0.19       $0.62       $0.45
                           ========= ========= =========== ===========


Weighted Average Diluted
 Shares of Common Stock
 Outstanding                131,291   129,395     131,021     129,230


                ABOVE PREPARED IN ACCORDANCE WITH GAAP


Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from
 Continuing Operations        $0.20     $0.14
Amortization of Intangible
 Assets, Net of Income
 Taxes                         0.04      0.04
                           --------- ---------
Continuing Operations EPS
 excluding Amortization of
 Intangible Assets            $0.24     $0.18

GAAP Diluted EPS from
 Discontinued Operations       0.04      0.04
                           --------- ---------

Total EPS excluding
 Amortization of
 Intangible Assets            $0.28     $0.22
                           ========= =========

Thomson First Call(TM) EPS    $0.27
                           =========


                  PerkinElmer, Inc. and Subsidiaries
                   Sales and Operating Profit (Loss)


                            Three Months Ended     Nine Months Ended
                            -------------------  ---------------------
                             October  September   October   September
                               2,        26,         2,        26,
(In thousands)                2005      2004        2005      2004
--------------              -------------------  ---------------------

Life and
 Analytical
 Sciences     Sales        $259,083  $ 243,704  $  794,634 $  750,820
              OP$ reported   26,716     18,914      64,341     57,032
              OP% reported     10.3%       7.8%        8.1%       7.6%
              Amortization
               expense        6,529      6,613      19,643     19,738
              Restructuring
               charges            -          -      11,035          -
                            --------  ---------  ---------- ----------
              OP$ adjusted   33,245     25,527      95,019     76,770
              OP% adjusted     12.8%      10.5%       12.0%      10.2%

Opto-
 electronics  Sales         102,818     97,897     297,636    277,576
              OP$ reported   20,318     17,721      45,863     43,876
              OP% reported     19.8%      18.1%       15.4%      15.8%
              Amortization
               expense(a)       630        307       2,003        920
              Restructuring
               charges            -          -       3,210          -
                            --------  ---------  ---------- ----------
              OP$ adjusted   20,948     18,028      51,076     44,796
              OP% adjusted     20.4%      18.4%       17.2%      16.1%

Other         OP$ reported   (6,332)    (4,386)    (19,965)   (15,845)


Continuing
 Operations   Sales        $361,901  $ 341,601  $1,092,270 $1,028,396
              OP$ reported   40,702     32,249      90,239     85,063
              OP% reported     11.2%       9.4%        8.3%       8.3%
              Amortization
               expense(a)     7,159      6,920      21,646     20,658
              Restructuring
               charges            -          -      14,245          -
                            --------  ---------  ---------- ----------
              OP$ adjusted $ 47,861  $  39,169  $  126,130 $  105,721
                            ========  =========  ========== ==========
              OP% adjusted     13.2%      11.5%       11.5%      10.3%


(a) Includes In-Process Research and Development Charge in the amount of $194 in Q1 2005.

 SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP


                  PERKINELMER, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS


                         October      July       January    September
                            2,         3,           2,         26,
                           2005       2005         2005       2004
                       ----------- ----------- ----------- -----------
                                       (In thousands)

Current assets:
  Cash and cash
   equivalents           $166,057    $158,733    $197,513    $220,041
  Accounts receivable,
   net                    247,599     239,893     258,405     242,994
  Inventories             168,632     169,163     170,383     166,034
  Other current assets     72,033      73,748      67,689      94,213
  Current assets of
   discontinued
   operations              54,980      54,504      53,640      53,891
                       ----------- ----------- ----------- -----------
    Total current
     assets               709,301     696,041     747,630     777,173

Property, plant and
 equipment:
  At cost                 487,699     490,815     501,238     486,824
  Accumulated
   depreciation          (307,372)   (304,623)   (296,489)   (279,579)
                       ----------- ----------- ----------- -----------
Net property, plant and
 equipment                180,327     186,192     204,749     207,245
Marketable securities
 and investments            9,268       9,220      10,479      10,230
Intangible assets, net    378,915     386,145     392,019     398,325
Goodwill                1,027,890   1,027,873   1,043,027     999,400
Other assets              101,451      99,356     107,574      95,634
Long-term assets of
 discontinued
 operations                86,546      87,599      70,029      71,307
                       ----------- ----------- ----------- -----------
    Total assets       $2,493,698  $2,492,426  $2,575,507  $2,559,314
                       =========== =========== =========== ===========

Current liabilities:
  Short-term debt          $5,850      $5,887      $9,714      $4,995
  Accounts payable        127,920     125,000     127,936     110,068
  Accrued restructuring
   and integration
   costs                   10,754      13,880       3,045       3,799
  Accrued expenses        252,066     270,317     273,913     289,111
  Current liabilities
   of discontinued
   operations              47,450      55,354      31,363      33,948
                       ----------- ----------- ----------- -----------
    Total current
     liabilities          444,040     470,438     445,971     441,921

Long-term debt            268,390     268,334     364,874     469,493
Long-term liabilities     283,043     283,935     292,340     245,266
Long-term liabilities
 of discontinued
 operations                12,120      12,018      12,237      12,345
                       ----------- ----------- ----------- -----------
    Total liabilities   1,007,593   1,034,725   1,115,422   1,169,025

Commitments and
 contingencies

    Total stockholders'
     equity             1,486,105   1,457,701   1,460,085   1,390,289
                       ----------- ----------- ----------- -----------
    Total liabilities
     and stockholders'
     equity            $2,493,698  $2,492,426  $2,575,507  $2,559,314
                       =========== =========== =========== ===========

                   PREPARED IN ACCORDANCE WITH GAAP


                  PerkinElmer, Inc. and Subsidiaries
                Consolidated Statements of Cash Flows

                              Three Months Ended    Nine Months Ended
                             --------------------- -------------------
                               October  September  October  September
                                  2,        26,       2,        26,
                                 2005      2004      2005      2004
                             ----------- --------- --------- ---------
                                          (In thousands)

Operating Activities:
  Net income                    $31,833   $24,014   $80,559   $58,120
  Income from discontinued
   operations, net of income
   taxes                         (5,500)   (5,889)  (13,337)  (14,102)
  (Gain) loss from
   disposition of
   discontinued operations,
   net of income taxes             (188)      269     4,537       467
                             ----------- --------- --------- ---------
  Net income from continuing
   operations                    26,145    18,394    71,759    44,485
                             ----------- --------- --------- ---------
Adjustments to reconcile net
 income from continuing
 operations to net cash provided
    by continuing operations:
    Stock-based compensation        535      (299)    5,543     4,362
    Amortization of debt
     discount and issuance
     costs                          660     1,309     4,381     4,870
    Depreciation and
     amortization                16,894    16,270    51,474    50,734
    In-process research and
     development                      -         -       194         -
    Gains on dispositions and
     sales of investments,
     net                           (461)     (299)      (64)     (662)
Changes in operating assets
 and liabilities:
       Accounts receivable       (8,073)    6,761    (2,738)   19,002
       Inventories                  467     2,111    (2,662)    1,873
       Accounts payable           3,106    (1,609)    2,831   (28,133)
       Accrued restructuring
        and integration costs    (3,126)   (1,328)    7,709    (4,231)
       Accrued expenses and
        other                   (18,351)   (2,220)  (30,702)   15,962
                             ----------- --------- --------- ---------
Net Cash Provided by
 Continuing Operations           17,796    39,090   107,725   108,262
                             ----------- --------- --------- ---------
Net Cash Provided by
 Discontinued Operations          5,412     7,572    15,793    21,483
                             ----------- --------- --------- ---------
Net Cash Provided by
 Operating Activities            23,208    46,662   123,518   129,745
                             ----------- --------- --------- ---------

Investing Activities:
  Capital expenditures           (6,641)   (3,255)  (16,245)  (10,282)
  Proceeds from disposition
   of property, plant and
   equipment, net                 3,135     1,386     9,393     3,442
  Proceeds from disposition
   or settlement of business,
   net                              400         -     6,956         -
  (Cash used) proceeds
   received related to
   acquisitions, net of cash
   acquired                      (1,750)        -   (14,888)    2,765
                             ----------- --------- --------- ---------
Net Cash Used in Continuing
 Operations                      (4,856)   (1,869)  (14,784)   (4,075)
                             ----------- --------- --------- ---------
Net Cash Used in Discontinued
 Operations                      (7,556)     (710)   (9,501)   (1,637)
                             ----------- --------- --------- ---------
Net Cash Used in Investing
 Activities                     (12,412)   (2,579)  (24,285)   (5,712)
                             ----------- --------- --------- ---------

Financing Activities:
  Prepayment of senior
   subordinated debt                  -         -   (34,125)        -
  Prepayment of term loan
   debt                               -   (15,000)  (70,000)  (75,000)
  (Decrease) increase in
   other credit facilities          (27)      229      (875)     (125)
  Proceeds from issuance of
   common stock for employee
   benefit plans                  5,195       460     8,599     4,677
  Cash dividends                 (9,100)   (8,968)  (27,210)  (26,814)
                             ----------- --------- --------- ---------
Net Cash Used in Continuing
 Operations                      (3,932)  (23,279) (123,611)  (97,262)
                             ----------- --------- --------- ---------
Net Cash Provided by
 Discontinued Operations             46       218       516     1,260
                             ----------- --------- --------- ---------
Net Cash Used in Financing
 Activities                      (3,886)  (23,061) (123,095)  (96,002)
                             ----------- --------- --------- ---------

Effect of Exchange Rate
 Changes on Cash and Cash
 Equivalents                        414     2,291    (7,594)      511
                             ----------- --------- --------- ---------

Net Increase (Decrease) in
 Cash and Cash Equivalents        7,324    23,313   (31,456)   28,542
Cash and Cash Equivalents at
 Beginning of Period            158,733   196,728   197,513   191,499
                             ----------- --------- --------- ---------
Cash and Cash Equivalents at
 End of Period                 $166,057  $220,041  $166,057  $220,041
                             =========== ========= ========= =========

                   PREPARED IN ACCORDANCE WITH GAAP



    CONTACT: Dan Sutherby
             PerkinElmer, Inc.
             (781) 431-4306